Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

30 January 2023

Matter No. 836964

852 2842 9530

Richard.Hall@conyers.com

Intelligent Living Application Group Inc.

Unit 2, 5/F, Block A, Profit Industrial Building

1-15 Kwai Fung Crescent, Kwai Chung

New Territories, Hong Kong

Dear Sir/Madam,

Re: Intelligent Living Application Group Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 2,500,000 ordinary shares par value US$0.0001 each (the “Ordinary Shares”) of the Company issuable upon exercise of options and conversion of restricted share units and pursuant to other awards granted under the Intelligent Living Application Group Inc. 2022 Omnibus Equity Plan as adopted on 16 December 2022 (the “2022 Plan”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and the 2022 Plan.

We have also reviewed copies of:

the amended and restated memorandum and articles of association of the Company certified by the Secretary of the Company on 27 January 2023;

unanimous written resolutions of the directors of the Company dated 22 October 2022, unanimous written resolutions of the compensation committee of the board of directors of the Company dated 22 October 2022 and minutes of a meeting of the members of the Company held on 16 December 2022 (collectively, the “Resolutions”);

a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 26 January 2023 (the “Certificate Date”); and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

Partners: Piers J. Alexander, Christopher W. H. Bickley, Peter H. Y. Ch’ng, Anna W. T. Chong, Angie Y. Y. Chu, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Paul M. L. Lim, Anna Lin, Teresa F. Tsai, Flora K. Y. Wong, Lilian S. C. Woo, Mark P. Yeadon

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

2.	ASSUMPTIONS

We have assumed:

the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

that any conditions to which the Resolutions are subject will have been satisfied and/or waived;

that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

that upon issue of any Ordinary Shares to be sold by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with the Commission.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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4.	OPINION

Based on and subject to the foregoing, we are of the opinion that:

The Company is duly incorporated and validly existing as an exempted company with limited liability under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the company is in default under the Act.

The Company has taken all corporate action required to authorise the issue and allotment of the Ordinary Shares and when allotted, issued and paid for as contemplated in the 2022 Plan and the Registration Statement, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

 /s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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